Exhibit 99.1

XERIS BIOPHARMA REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS

Achieved record revenue of $38.0M – a 14% increase from prior quarter, and a 50% increase from same period prior year
Ended Q2 with over $80M in cash, cash equivalents and short-term investments
Tightens full-year 2023 guidance: total net revenue of $145M-$165M; cash utilization of $57M-$67M; 2023 year-end cash balance of $55M-$65M
Remains on track to achieve cash flow breakeven by year-end 2023
Hosting conference call and webcast today at 8:30 a.m. ET
CHICAGO, IL; August 8, 2023 – Xeris Biopharma Holdings, Inc. (Nasdaq: XERS), a growth-oriented biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies, today announced financial results for the second quarter and six months ended June 30, 2023 and corporate highlights.
“We posted another record quarter of revenue due to the continued strong demand of all three products, as well as contributions from our partnerships,” said Paul R. Edick, Chairman and CEO of Xeris Biopharma. “Our differentiated business model, exceptional year-to-date performance, and expectations for the remainder of the year gives us the confidence to tighten our 2023 guidance by raising the low end of the total revenue range to $145 to $165 million from $135 to $165 million; reducing cash utilization range to $57 to $67 million from $57 to $77 million; improving year-end cash range to $55 to $65 million. And, we expect to be at the cash flow breakeven point in the fourth quarter and continue being a self-sustaining enterprise.”
Second Quarter 2023 Highlights

	Three Months Ended June 30,		Change
	2023	2022	$	%
Product revenue (in thousands):
Gvoke	$15,638	$11,479	$4,159	36.2
Keveyis	14,088	12,812	1,276	10.0
Recorlev	7,167	969	6,198	nm
Product revenue, net	36,893	25,260	11,633	46.1
Royalty, contract and other revenue	1,115	46	1,069	nm
Total revenue	$38,008	$25,306	$12,702	50.2
nm - not meaningful
Commercial Products
•Gvoke®: Second quarter 2023 net revenue was $15.6 million as compared to $11.5 million in the second quarter of 2022 – an increase of approximately 36%. Gvoke prescriptions topped 51,000 for the first time, growing 50% compared to the same period in 2022. Gvoke’s market share of the retail TRx glucagon market grew to approximately 29% at the end of July.
•Keveyis®: Second quarter net revenue was $14.1 million – an increase of 10% compared to the same period in 2022. The average number of patients on Keveyis increased approximately 11% from the same period in 2022.

•Recorlev®: Second quarter net revenue was $7.2 million – an increase of $6.2 million compared to the second quarter of 2022, the first full quarter since its launch. The average number of patients on Recorlev increased over 400% from the same period in 2022.
Pipeline Program
•XeriSol® levothyroxine (XP-8121): Xeris began dosing patients in its Phase 2 clinical study in the second quarter. The Company anticipates completing the study in the first half of 2024.
Year-to-Date 2023 Financial Results

	Six Months Ended June 30,		Change
	2023	2022	$	%
Product revenue (in thousands):
Gvoke	$30,671	$23,932	$6,739	28.2
Keveyis	26,843	22,136	4,707	21.3
Recorlev	11,644	1,102	10,542	nm
Product revenue, net	69,158	47,170	21,988	46.6
Royalty, contract and other revenue	2,046	209	1,837	nm
Total revenue	$71,204	$47,379	$23,825	50.3
nm - not meaningful
•Gvoke®: Net revenue was $30.7 million for the six months ended June 30, 2023, a 28% increase compared to prior year. Gvoke prescriptions for the first half of 2023 were over 97,000 TRx’s, growing 50% compared to the same period in 2022. The growth in product demand was partially offset by a decrease in net pricing.
•Keveyis®: Net revenue was $26.8 million for the six months ended June 30, 2023, a 21% increase from last year. This increase was driven by a 9% increase in sales volume and an increase in net pricing.
•Recorlev®: Net revenue was $11.6 million for the six months ended June 30,2023, a $10.5 million increase from last year, driven primarily by increases in the number of patients on therapy.
Cost of goods sold increased by $2.7 million or 57.1% for the three months ended June 30, 2023 compared to the same period ended June 30, 2022. The increase was attributable to higher product sales and product mix. Cost of goods sold increased by $1.8 million or 16.2% for the six months ended June 30, 2023 compared to the same period ended June 30, 2022. The increase was attributable to higher product sales and product mix, partially offset by a one-time contract credit in the first quarter of 2023.
Research and development expenses increased by $2.4 million or 63.7% and $1.0 million or 9.6% for the three and six months ended June 30, 2023, respectively, compared to the same periods ended June 30, 2022. The increases in both periods were due to higher spending on the Open-label Treatment in Cushing’s Syndrome (OPTICS) study for Recorlev and higher product development costs.
Selling, general and administrative expenses increased by $4.7 million or 14.1% and $2.3 million or 3.4% for the three and six months ended 2023, respectively, compared to the same periods ended June 30, 2022, due to higher personnel costs, marketing expenses and rent expenses related to the new lease commenced in April 2023.
Net Loss for the three months ended June 30, 2023, was $19.8 million, or $0.14 per share, and a net loss of $36.7 million, or $0.27 per share, for the six months ended June 30, 2023.
Cash, cash equivalents, and short-term investments at June 30, 2023 was $80.7 million compared to $122.0 million at December 31, 2022. Total shares outstanding at July 31, 2023 was 138,065,993.
Conference Call and Webcast Details
Xeris will host a conference call and webcast today, Tuesday, August 8, 2023, at 8:30 a.m. Eastern Time. To pre-register for the conference call please use this link: https://www.netroadshow.com/events/login?show=73c6056b&confId=53289 After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. The Company recommends registering a minimum of ten minutes prior to the start of the call. Following the conference call, a replay will be available until Tuesday, August 22, 2023 at US:1 929

458 6194, US Toll Free: 1 866 813 9403, UK: 0204 525 0658, Canada: 1 226 828 7578, or all other locations: +44 204 525 0658 Access Code: 729515.
In addition, a live audio of the conference call will be available as a webcast. To join the webcast, please visit “Events” on investor relations page of the Company’s website at www.xerispharma.com or use this link: https://events.q4inc.com/attendee/901721849
About Xeris
Xeris (Nasdaq: XERS) is a growth-oriented biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies. Xeris has three commercially available products; Gvoke®, a ready-to-use liquid glucagon for the treatment of severe hypoglycemia, Keveyis®, the first and only FDA-approved therapy for primary periodic paralysis, and Recorlev® for the treatment of endogenous Cushing’s syndrome. Xeris also has a robust pipeline of development programs to extend the current marketed products into important new indications and uses and bring new products forward using its proprietary formulation technology platforms, XeriSol™ and XeriJect™, supporting long-term product development and commercial success.
Xeris Biopharma Holdings is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on Twitter, LinkedIn, or Instagram.
Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Xeris Biopharma Holdings, Inc. including statements regarding the financial outlook for 2023, including projections regarding year-end 2023 cash estimates and total revenue, the Company’s expectations regarding its cash flow breakeven timeline, the market and therapeutic potential of its products and product candidates, continued growth of Gvoke, Keveyis and Recorlev, continued use of Xeris’ formulation sciences in development and partnered programs, potentially new partnerships and collaborations, expectations regarding clinical data or results from planned clinical trials, the timing of clinical trials, including advancement of its levothyroxine clinical program and a related Phase 2 study results in the first half of 2024, the potential utility of its formulation platforms, cash management, becoming a self-sustaining enterprise, and other statements containing the words “will,” “would,” “continue,” “expect,” “anticipate” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions and assessments made in light of Xeris’ experience and perception of historical trends, current conditions, business strategies, operating environment, future developments, geopolitical factors and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The various factors that could cause Xeris’ actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements, include its financial position and need for financing, including to fund its product development programs or commercialization efforts, whether its products will achieve and maintain market acceptance in a competitive business environment, its reliance on third-party suppliers, including single-source suppliers, its reliance on third parties to conduct clinical trials, the ability of its product candidates to compete successfully with existing and new drugs, and its and collaborators’ ability to protect its intellectual property and proprietary technology. No assurance can be given that such expectations will be realized and persons reading this communication are, therefore, cautioned not to place undue reliance on these forward-looking statements. Additional information about potential impacts of COVID-19, financial, operational, economic, competitive, regulatory, governmental, technological, and other factors that may affect Xeris can be found in Xeris’ filings, including its most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Forward-looking statements in this communication are based on information available to us, as of the date of this communication and, while believed to be reasonable, actual results may differ materially. Subject to any obligations under applicable law, we do not undertake any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations.
Investor Contact
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Product revenue, net	$36,893	$25,260	$69,158	$47,170
Royalty, contract and other revenue	1,115	46	2,046	209
Total revenue	38,008	25,306	71,204	47,379
Costs and expenses:
Cost of goods sold	7,555	4,810	12,874	11,083
Research and development	6,087	3,718	10,925	9,968
Selling, general and administrative	37,635	32,984	71,240	68,897
Amortization of intangible assets	2,710	2,710	5,421	5,421
Total costs and expenses	53,987	44,222	100,460	95,369
Loss from operations	(15,979)	(18,916)	(29,256)	(47,990)
Other expense	(4,538)	(7,608)	(8,095)	(12,656)
Net loss before benefit from income taxes	(20,517)	(26,524)	(37,351)	(60,646)
Benefit from income taxes	675	339	675	747
Net loss	$(19,842)	$(26,185)	$(36,676)	$(59,899)

Net loss per common share - basic and diluted	$(0.14)	$(0.19)	$(0.27)	$(0.44)

Weighted average common shares outstanding - basic and diluted	137,338,071	135,529,968	137,250,465	135,282,749

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,170	$121,966
Short-term investments	34,498	—
Trade accounts receivable, net	30,225	30,830
Inventory	36,538	24,735
Prepaid expenses and other current assets	8,310	9,287
Total current assets	155,741	186,818
Property and equipment, net	6,552	5,516
Intangible assets, net	115,186	120,607
Goodwill	22,859	22,859
Operating lease right-of-use assets	23,632	3,992
Other assets	4,808	4,730
Total assets	$328,778	$344,522
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,621	$4,606
Current operating lease liabilities	1,935	1,580
Other accrued liabilities	19,413	36,786
Accrued trade discounts and rebates	17,034	16,818
Accrued returns reserve	11,320	11,173
Current portion of contingent value rights	16,637	—
Other current liabilities	1,718	2,658
Total current liabilities	79,678	73,621
Long-term debt, net of unamortized debt issuance costs	188,182	187,075
Non-current contingent value rights	6,911	25,688
Non-current operating lease liabilities	34,871	9,402
Deferred tax liabilities	2,843	3,518
Other liabilities	2,652	31
Total liabilities	315,137	299,335
Total stockholders’ equity	13,641	45,187
Total liabilities and stockholders’ equity	$328,778	$344,522